EXHIBIT 7

                             SUMMARY ADVERTISEMENT

    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase for Cash, dated March 16, 2000, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                    COMMON STOCK, PAR VALUE $.01 PER SHARE;
        SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE;
      SERIES B 8% CONVERTIBLE PREFERRED SHARES, PAR VALUE $.01 PER SHARE;
     SERIES C 6% CONVERTIBLE REDEEMABLE PREFERRED STOCK, PAR VALUE $.01 PER
                                   SHARE; AND
    SERIES D 10% CONVERTIBLE REDEEMABLE PREFERRED STOCK, PAR VALUE $.01 PER
                                     SHARE
                                       OF
                          EVEREST MEDICAL CORPORATION
                                       AT
                              $4.85 NET PER SHARE
                                       BY
                            GOLDEN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                GYRUS GROUP PLC

    Golden Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Gyrus Group PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent"), is offering to purchase all outstanding shares of (1) Common Stock, par value $.01 per share (the "Common Shares"), (2) Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Shares"), (3) Series B 8% Convertible Preferred Shares, par value $.01 per share (the "Series B Shares"),
(4) Series C 6% Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Shares"), and (5) Series D 10% Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series D Shares" and, collectively with the Series A Shares, the Series B Shares, the Series C Shares and the Common Shares, the "Shares"), of Everest Medical Corporation, a Minnesota corporation (the "Company"), at $4.85 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated March 16, 2000, and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer").

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON THURSDAY, APRIL 13, 2000, UNLESS EXTENDED.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of an aggregate of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares on the date of purchase) (the "Minimum Condition").

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 23, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer, the Company will be merged with and into the Purchaser (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent or by shareholders of the Company, if any, who are entitled to and who properly exercise appraisal rights under Minnesota law) will be converted into the right to receive $4.85, in cash, without interest.

    THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) certificates for such Common Shares or timely confirmation of book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer of Common Shares, an Agent's Message (as defined in the Offer to Purchase) and
(iii) any other documents required by the Letter of Transmittal. In all cases, payment for Series A Shares, Series B Shares, Series C Shares or Series D Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Series A Shares, Series B Shares,
Series C Shares or Series D Shares pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal. A shareholder may not validly tender Series A Shares, Series B Shares, Series C Shares or Series D Shares using book-entry transfer procedures. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    The term "Expiration Date" means 12:00 noon, New York City time, on
April 13, 2000, unless and until the Purchaser, in its sole discretion, but subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

    The Purchaser may also elect to provide a subsequent offering period of three business days to 20 business days after the Expiration Date, pursuant to Rule 14d-11 under the Exchange Act (a "Subsequent Offering Period"). If the Purchaser elects to provide a Subsequent Offering Period, the subsequent offer will be for all outstanding Shares and the Purchaser will immediately accept and promptly pay for all Shares as they are tendered during such Subsequent Offering Period, offering the same form and amount of consideration offered by the Purchaser for validly tendered Shares during the initial offering period.

    Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment and paid for by the Purchaser pursuant to the Offer, Shares may also be withdrawn at any time after May 14, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having delivered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Notwithstanding the foregoing, no withdrawal rights shall apply during any Subsequent Offering Period in accordance with Rule 14d-7(a)(2) under the Exchange Act.

    The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owner of Shares.

    The information required to be disclosed by Rule 14d-6(d)(1) of the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                       3
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    Requests for copies of the Offer to Purchase, the Letter of Transmittal and
all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                                     [LOGO]

                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          CALL COLLECT (212) 929-5500
                         CALL TOLL FREE (800) 322-2885

                        THE DEPOSITARY FOR THE OFFER IS:
                            WILMINGTON TRUST COMPANY

          BY MAIL:                     BY FACSIMILE:          BY HAND OR OVERNIGHT COURIER:
                                (FOR ELIGIBLE INSTITUTIONS
                                           ONLY)
Wilmington Trust Company              (302) 651-1079          Wilmington Trust Company
Corporate Trust Operations                                    Corporate Trust Operations
1100 North Market Street                                      1105 North Market Street
Rodney Square North                                           Wilmington, DE 19890
Wilmington, DE 19890

                          FOR CONFIRMATION TELEPHONE:
                                 (302) 651-8869